SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                  JUNE 20, 2003

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On  June  20,  2003,   registrant   issued  a  press  release  entitled
"Halliburton Provides Update."

         The text of the press release is as follows:

                           HALLIBURTON PROVIDES UPDATE


     - Company announces non-binding heads of agreement and additional charges for Barracuda-Caratinga project
     - Guidance for second quarter earnings revised to at least two cents per share from continuing operations
     - Due diligence on asbestos settlement indicates increased number of claims and potential for modest increase in settlement cost


HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that it will take additional operating losses on its Barracuda-Caratinga project of approximately $104 million or $0.24 per share after tax. The additional charges follow a thorough review of the project indicating higher cost estimates, schedule extensions and other factors. The company said it now expects to report diluted earnings per share from continuing operations of at least two cents in the second quarter 2003.

Halliburton also announced that it and its KBR subsidiary have signed a non-binding heads of agreement (HOA) for the Barracuda-Caratinga project that would resolve a number of disputed issues between the parties subject to lender approval and final agreement. Included in the HOA is the project owner's agreement to pay an additional $59 million of KBR's disputed claims, and an agreement to take an additional $375 million of KBR's disputed claims to arbitration in New York.

In addition, the HOA would extend the scheduled completion of the project to mid 2005, which significantly reduces the amount of potential liquidated damages. KBR estimates that the project is now approximately 75% complete. The project owner would also agree to delay the potential assessment of liquidated damages for delays beyond the original time schedule as well as the potential drawing of letters of credit. The HOA is subject to approval by the project lenders. The parties have had preliminary discussions with the lenders but no agreement for their approval has yet been obtained.

"The performance of the Barracuda-Caratinga project is very disappointing, particularly in light of the strong performance in the rest of our business, both in the Energy Services and Engineering and Construction Groups," said Dave Lesar, chairman, president and chief executive officer of Halliburton. "I am however pleased at the number of positive results which have come out of our recent negotiations with Petrobras."

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Halliburton has continued to conduct due diligence on current  asbestos  claims.
Documentation continues to improve and supports the previously described proposed settlement. However, as a result of an increase in the estimated number of claims, the cash required to fund the settlement may modestly exceed the previously announced $2.775 billion. If it does, the company would expect either to adjust the settlement matrices to reduce the overall amounts per claim, or increase the amount it would be willing to pay to resolve its asbestos and silica claims.

As previously announced, Halliburton will report second quarter results on July 31, before the market opens. The press release will be posted on the Halliburton web site www.halliburton.com and will be available on PR Newswire. Please visit the Company's web site at www.halliburton.com to listen to the call live via web cast. A replay will be available on the Halliburton web site for seven days following the event. In addition, you may participate in the call by telephone at (913) 981-5571.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the Company's control, which could cause actual results of operations to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of judgments against the Company's subsidiaries and predecessors in asbestos litigation pending and currently on appeal, the inability of insurers for asbestos exposures to pay claims; future asbestos claims defense and settlement costs, other litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, changes in government regulations and adverse reaction to scrutiny involving the Company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the Company operates, risks of fixed-fee projects and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts and successful completion of planned dispositions. Please see Halliburton's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003 for a more complete discussion of such risk factors.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     June 20, 2003                By: /s/ Margaret E. Carriere
                                          ----------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary